Exhibit 99.2

MEDGENICS, INC.

Non-Qualified Stock Option Award Terms

Pursuant to the employment inducement grant exception to the shareholder approval requirements contained in Section 711 of the NYSE MKT Rules, the Participant specified below has been granted an Option by Medgenics, Inc., a Delaware corporation (the “Company”), it being understood that such grant has not been made pursuant to the Medgenics, Inc. Stock Incentive Plan, as amended from time to time (the “Incentive Plan”) or any other equity-based incentive plan of the Company or its Affiliates; provided that, other than as is inconsistent with the Option Terms, the Option Terms shall be administered consistent with the provisions of the Incentive Plan, the terms of which are incorporated herein by reference. The Option shall be subject to the following terms and conditions (the “Option Terms”):

Section 1.           Terms of Award. The following words and phrases relating to the grant of the Option shall have the following meanings:

(a)           The “Participant” is David Fitts.

(b)           The “Date of Grant” is October 12, 2015.

(c)           The number of “Covered Shares” is 100,000 shares of Common Stock.

(d)           The “Exercise Price” is $7.37 per share of Common Stock.

(e)           The “Effective Date” is the date the additional listing application for the issuance of the Covered Shares is approved by the NYSE MKT has been approved by the NYSE MKT.

Except where the context clearly implies to the contrary, any capitalized term in the Option Terms shall have the meaning ascribed to that term under the Incentive Plan.

Section 2.           Non-Qualified Stock Option. The Option is not intended to constitute an “incentive stock option” as that term is used in Code Section 422.

Section 3.           Date of Exercise. Each installment of Covered Shares of the Option (“Installment”) shall become vested and exercisable on and after the “Vesting Date” for such Installment as described in the following schedule (but only if the Participant’s Termination of Service has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
33,333 Covered Shares	October 12, 2016
33,333 Covered Shares	October 12, 2017
33,334 Covered Shares	October 12, 2018

(a)           Notwithstanding the foregoing provisions of this Section 3, the Option shall become fully exercisable upon a Change in Control that occurs on or before the Participant’s Termination of Service.

(b)           The Option may be exercised on or after the Participant’s Termination of Service only as to that portion of the Covered Shares for which it was exercisable immediately prior to the Participant’s Termination of Service, or became exercisable on the date of the Participant’s Termination of Service.

Section 4.           Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)           October 12, 2025; or

(b)           the 12-month anniversary of the Participant’s Termination of Service if such termination occurs due to death or Disability; or

(c)           the 90th day following the Participant’s Termination of Service if such termination occurs for any reason other than death, Disability or Cause; or

(d)           the effective date of a Termination of Service where such Termination of Service is for Cause.

For purposes of this Agreement, “Cause” shall have the meaning set forth in the employment or similar agreement entered into by and between the Participant and the Company, if any. In the absence of any such agreement, “Cause” shall mean (1) any act by the Participant of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate, or (2) any willful violation of any law, rule or regulation in connection with the performance of the Participant’s duties (other than traffic violations or similar offenses), or (3) with respect to any employee of the Company or any Affiliate, commission of any act of moral turpitude or conviction of a felony, or (4) the willful or negligent failure of the Participant to perform his duties in any material respect.

Section 5.           Method of Option Exercise. Subject to the Option Terms, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date, together with a signed Investment Representation Statement in a form substantially similar to the form attached hereto as Exhibit A in the event that the Common Stock to be issued to the holder will not be registered under the Securities Act of 1933, as amended. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Common Stock indicated by the Participant’s election. Payment of the Exercise Price shall be in cash or by wire transfer of immediately available funds. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Common Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.

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Section 6.           Withholding. The exercise of the Option is subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations shall be satisfied through cash payment or wire transfer of immediately available funds by the Participant.

Section 7.           Transferability. Without the prior approval of the Company, the Option is not transferable by the Participant other than by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant. Without the prior approval of the Company, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon the Option, shall be null and void and without effect.

Section 8.           Heirs and Successors. The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under the Option Terms have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Option Terms and the Incentive Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under the Option Terms or before the complete distribution of benefits to the Designated Beneficiary under the Option Terms, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

Section 9.           Administration. The authority to manage and control the operation and administration of the Option Terms and the Incentive Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Incentive Plan. Any interpretation of the Option Terms or the Incentive Plan by the Committee and any decision made by it with respect to the Option Terms or the Incentive Plan are final and binding on all persons.

Section 10.           Incentive Plan Governs. Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Incentive Plan, a copy of which may be obtained by the Participant from the Secretary of the Company, in a manner consistent as if the Option were granted pursuant to the Incentive Plan; and the Option Terms shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to and applicable to awards granted under the Incentive Plan; provided, however, that payment of the Exercise Price under the Option shall in all events be in cash or by wire transfer of immediately available funds. Notwithstanding anything in the Option Terms to the contrary, in the event of any discrepancy between the corporate records of the Company and the Option Terms, the corporate records of the Company shall control.

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Section 11.           Not An Employment Contract. The Option shall not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 12.           No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the Covered Shares subject to the Option until the Participant becomes the holder of record of such Covered Shares.

Section 13.           Amendment. The Option Terms may be amended in accordance with the provisions of the Incentive Plan as applicable to awards granted under the Incentive Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 14.           Validity. If any provision of the Option Terms is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Option Terms shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 15           Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend the Option Terms without the consent of the Participant to maintain compliance with Code Section 409A. The Participant’s acceptance of the Option constitutes acknowledgement and consent to such rights of the Committee.

Section 16.           Clawback. The Option shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law. The Participant’s acceptance of the Option constitutes acknowledgement and consent to the Company’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused the Option Terms to be executed on its behalf by a duly authorized officer and Participant has executed the Option Terms.

PARTICIPANT	MEDGENICS, INC.

/s/ David A. Fitts	By:	/s/ Scott Applebaum
Signature

David A. Fitts	Its:	Chief Legal Officer
Print Name

Exhibit A

INVESTMENT REPRESENTATION STATEMENT

[This form is to be completed at the time the Option is exercised, unless the stock to be issued upon exercise of the Option has been registered under the Securities Act of 1933, as amended]

Effective as of ___________________ [insert date of option exercise] (the “Effective Date”), the undersigned (“Participant”) has elected to purchase ___________________ shares of the Common Stock (the “Shares”) of Medgenics, Inc. (the “Company”) under and pursuant to the Non-Qualified Stock Option Terms dated ___________________ [insert grant date of option] (the “Option Terms”). The Participant hereby makes the following certifications, representations, warranties and agreements with respect to the purchase of the Shares:

The Participant acknowledges that he or she is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Participant represents and warrants to the Company that he or she is acquiring these Shares for investment for the Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

The Participant further acknowledges that the Shares have not been registered under the Securities Act, are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act and qualified under any applicable state securities laws or an exemption from such registration and qualification is available. The Participant further acknowledges that the Company is under no obligation to register the Shares.

The Participant further acknowledges that he or she is familiar with the provisions of Rule 144, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. The Participant further acknowledges that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required in order to resell the Shares. The Participant understands that no assurances can be given that any such registration will be made or any such exemption will be available in such event.

The Participant further acknowledges and understands that all certificates representing any of the Shares shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting any other restrictions pursuant to the Company’s Articles of Incorporation, Bylaws, the Option Terms, the Medgenics, Inc. Stock Incentive Plan and/or applicable securities laws.

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The Participant further agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, the Participant shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period, or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”), following the effective date of a registration statement of the Company filed under the Securities Act. Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

The Participant further acknowledges and agrees that the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the representations, warranties, agreements or other provisions contained in this Investment Representation Statement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

Submitted by Participant:

______________________________
Signature

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